259 Putnam Asset Allocation Funds Balanced Portfolio attachment
9/30/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	(000s omitted)

Class A	29,060
Class B	  5,372
Class C	  1,680

72DD2	(000s omitted)

Class M	     880
Class R           -
Class Y	18,120

73A1

Class A	0.228
Class B	0.164
Class C	0.164

73A2

Class M	0.184
Class R	0.093
Class Y	0.250

74U1	(000s omitted)

Class A	124,898
Class B	  33,754
Class C	   9,640

74U2	(000s omitted)

Class M	 	 4,317
Class R	      -
Class Y		60,925

74V1

Class A 	$9.26
Class B	$9.20
Class C	$9.13

74V2

Class M	$9.24
Class R	$9.25
Class Y	$9.27